Exhibit 99.3

Roth CH Acquisition I Co. Parent Corp.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Consent to Reference in Proxy Statement/Prospectus

Roth CH Acquisition I Co. Parent Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company.

Date: November 6, 2020

By:	/s/ Dr. John Scott
Name: Dr. John Scott